AVIATION GENERAL, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 16, 2000

         The 2000 Annual Meeting of the Shareholders of Aviation General, Incorporated, a Delaware corporation (the "Company"), will be held on Friday, June 16, 2000 at 2:00 p.m. local time at 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. for the following purposes:

1.   To elect a Board of four Directors.

2. To approve an amendment to the Company's 1993 Stock Option Plan that would increase the number of shares of common stock reserved for issuance thereunder.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         These items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on May 5, 2000 are entitled to notice of and to vote at the meeting.

         A majority of the Company's outstanding shares must be represented at the meeting (in person or by proxy) to transact business. To assure proper representation at the meeting, please mark, sign, and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke such proxy either before or at the meeting.

                                             Xuan T. Ho
                                             Secretary

Dated: May 16, 2000


--------------------------------------------------------------------------------
 IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                           YOUR VOTE IS IMPORTANT.
--------------------------------------------------------------------------------

                         AVIATION GENERAL, INCORPORATED

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

         The enclosed proxy is solicited on behalf of the Board of Directors of Aviation General, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held Friday, June 16, 2000 at 2:00 p.m. local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. The Company's principal offices are located at 7200 Northwest 63rd Street, Hangar Eight, Wiley Post Airport, Bethany, Oklahoma 73008, and its telephone number is (405)440-2255. These proxy solicitation materials will be mailed to shareholders on or about May 16, 2000.

         Shareholders of record at the close of business on May 5, 2000 are entitled to notice of, and to vote at, the Annual Meeting. On April 17, 2000, 6,513,786 shares of the Company's Common Stock were issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote.

Votes Required for Approval

         The three nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected.

         The amendment to the 1993 Stock Option Plan and all other matters will be approved if the votes cast at the meeting in person or by proxy favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the matters to be voted on at the Annual Meeting.

         Any person may revoke a proxy at any time before its use by delivering to the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

         The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or otherwise.

Deadline for Receipt of Shareholder Proposals for 2001 Annual Meeting

         Proposals of shareholders which are intended to be presented by such shareholders at the Company's 2001 Annual Meeting must be received by the Company no later than January 5, 2001.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of April 17, 2000 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) any person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each director and each nominee for director to the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors of the Company as a group.

                                                     Number of        Percent
   Name                                               Shares          of Total
--------------------------------------------------------------------------------
KuwAm Corporation                                 4,761,465              73.1%
   2600 Virginia Avenue, N.W.
   Washington, D.C.  20037 (1)

Special Situation Investment Holdings, Ltd.       4,332,534              66.5%
   c/o KuwAm Corporation
   2600 Virginia Avenue, N.W.
   Washington, D.C.  20037 (1)

Mishal Yousef Saud Al Sabah (2)(4)                  294,038               4.5%

Wirt D. Walker, III (3)(4)                          352,479               5.4%

N. Gene Criss (4)                                   153,334               2.4%

Stephen R. Buren (4)                                  5,600                  *

Dean N. Thomas (4)                                   35,000                  *

All Officers and Directors                          840,451              12.9%
as a Group (5 persons) (5)


---------------------
*        Less than one percent

(1) KuwAm Corporation, a Washington, D.C. based private investment firm, is the general partner of Special Situation Investment Holdings, Ltd. ("SSIH"), the Company's majority shareholder. The shareholders of KuwAm include Wirt
     D. Walker, III, the Chairman and Chief Executive Officer of the Company, and Mishal Yousef Saud Al Sabah, a director of the Company. Mr. Walker is also the Managing Director of KuwAm. Shares beneficially owned by KuwAm consists of 4,332,534 shares held by SSIH and 428,931 shares held by KuwAm.

(2) Includes 191,000 owned by Fifth Floor Company of which Mr. Al Sabah is a principal. Does not include shares Mr. Al Sabah may be deemed to own beneficially by virtue of his membership in the KuwAm Group.

(3) Includes 30,000 shares owned by a trust for Mr. Walker's son, of which Mr. Walker is the trustee. Mr. Walker also has sole voting and dispositive power with respect to shares owned by SSIH and KuwAm. Does not include shares Mr. Walker may be deemed to own beneficially by virtue of his membership in the KuwAm Group.

(4) Includes shares issuable upon exercise of options that are exercisable within 60 days, as follows: Mr. Al Sabah, 60,000 shares; Mr. Walker, 93,333 shares; Mr. Criss, 153,334 shares; and Mr. Thomas, 35,000 shares.

(5) At April 17, 2000, executive officers and directors of the Company as a group (5 persons) held options to purchase an aggregate of 1,705,184 shares of Common Stock, representing approximately 56.1% of outstanding options at that date. The numbers set forth in this table include an aggregate of 341,667 shares which are currently exercisable within 60 days of such date.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

Nominees

         A board of four directors is to be elected at the Annual Meeting. Unless marked to the contrary, all properly signed and returned proxies will be voted for the election of management's three nominees named below, all of whom are presently directors of the Company. If any nominee is unable or, for good cause, declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

         The following sets forth certain information regarding each of the nominees for election as director:

         Wirt D. Walker, III, age 54, has served as a director of the Company from September 1989 to February 1991, as Chairman of the Board of Directors since May 1991 and as Chief Executive Officer since June 1998. Mr. Walker previously served as the Company's Chief Executive Officer from May 1991 to August 1991 and from December 1992 to May 1995. Since 1982, Mr. Walker has served as a director and the Managing Director of KuwAm Corporation, a private investment firm. He is the Chairman and Chief Executive Officer of STRATESEC Incorporated, a publicly traded company that provides technology-based security solutions for medium and large commercial and government facilities.

         N. Gene Criss, age 57, served as President and Chief Executive Officer of the Company from May 1995 to June 1998. Mr. Criss served as President and Chief Operating Officer from December 1994 to May 1995, as Executive Vice President and Chief Operating Officer from November 1992 to December 1994 and as a director since August 1993. He served as Vice President, Manufacturing at American General Aircraft Company, a manufacturer of light single engine general aviation aircraft, from July 1992 to November 1992. Prior to July 1992, Mr. Criss held a variety of positions of increasing responsibility during a twenty-two year career at Piper Aircraft Corporation, including service as Director of Materials and Manufacturing Support from 1982 to June 1992. During his tenure with Piper Aircraft Corporation, Mr. Criss was responsible for corporate scheduling, production and material control, inventory control and engineering administration.

         Mishal Yousef Saud Al Sabah, age 38, is a private investor who has been involved in a broad range of investment activities in the United States and overseas for the past nineteen years. Mr. Al Sabah has been a director of the Company since 1991. He has served as the Chairman of the Board of Directors of KuwAm Corporation since 1982 and is a director of STRATESEC Incorporated.

         Stephen R. Buren, age 56, served as Chief Financial Officer of the Company from May 1991 to March 2000, and served as Vice President, Finance and Treasurer of the Company from 1990 to 1991. Mr. Buren has served as a director of the Company since April 2000. He was Vice President, Finance and Treasurer of Mycro-Tek, Inc. from 1987 to 1990, and was Vice President, Finance of Health Technologies, Inc. from 1986 to 1987. From 1974 to 1986 he held division and corporate controllership positions at Cessna Aircraft Company.

Director Compensation

         Directors are paid an annual fee of $20,000, payable in equal quarterly installments, for services as a director. Such fees are prorated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings, other than reimbursement of travel and lodging expenses.

         The 1993 Stock Option Plan provides for the automatic annual grant of a stock option to purchase 20,000 shares of Common Stock to each eligible non-employee and employee director of the Company; non-employee directors will automatically receive a nonstatutory stock option and employee directors will automatically receive an incentive stock option. The 1999 annual automatic options were granted to each of the three directors on December 20, 1999.

Board Meetings and Committees

         The Board of Directors held a total of three meetings during the fiscal year ended December 31, 1999. The Board has two committees: the Audit Committee and the Compensation Committee.

         The Audit Committee, comprised of Messrs. Criss and Al Sabah, recommends the selection of the Company's independent accountants and approves the scope of the audit to be conducted. The Committee is primarily responsible for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. The Audit Committee held one meeting during fiscal 1999.

         The Compensation Committee recommends the amount and type of compensation to be paid to the Company's executive officers, reviews the performance of the Company's key employees, and administers and determines distributions under the Company's Profit Sharing Plan. The Compensation Committee will also determine the number of shares, if any, to be granted each employee under such plan and the terms of such grants. The Compensation Committee held two meetings during fiscal 1999.

         No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1999 or of all meetings of any committee upon which such director served during fiscal 1999.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is comprised of Messrs. Al Sabah and Criss

         Neither Messrs. Al Sabah or Criss is currently an officer or employee of the Company. They are not eligible to participate in the Company's Profit Sharing Plan. Both receive compensation for services as a director (See "Director Compensation"), and Mr. Criss receives compensation under a consulting agreement with the Company. Mr. Criss served as President and Chief Executive Officer of the Company from May 1995 to June 1998. Mr. Al Sabah is a director and shareholder of KuwAm Corporation, the corporate general partner of SSIH, the majority shareholder of the Company.


Other Officers

         Dean N. Thomas, age 45, has served as Senior Vice President - Sales & Marketing since January 1995. He was President of Strategic Marketing Resources, a marketing consulting firm, from 1990 to 1994, and held various positions at Piper Aircraft Corporation from 1981 to 1990, including Director of Marketing and Director of Product Development.

         Ronald F. Thomason, age 33, succeeded Mr. Buren as Chief Financial Officer and Vice President, Finance of the Company on April 1, 2000. He held various positions at Wood Group ESP, Inc., a manufacturing and service company, from 1995 to 2000, most recently as Controller - North American Operations. From 1990 to 1995, he held audit and staff positions with Price Waterhouse and Kerr-McGee Corporation.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table shows certain information concerning the compensation of each of the Company's executive officers for services rendered in all capacities to the Company for the fiscal years ended 1999, 1998, and 1997.

                                                                                                   Long-term
                                                           Annual Compensation                    Compensation
                                                                                                   Securities
                                                                                                   Underlying
                                                                                  Other Annual   Options Awarded
                                                                                  compensation     (in shares)
                                                  Year    Salary (1)     Bonus        (2)
                                                 -------------------------------------------------------------
Wirt D. Walker, III                               1999      $80,000        --       $ 20,000        145,000
  Chairman and Chief Executive                    1998      $36,923        --       $ 20,000        95,000
  Officer                                         1997        --           --       $ 20,000        20,000

Stephen R. Buren                                  1999      $92,000        --          --           75,000
  Vice President, Chief Financial                 1998      $87,423        --          --           22,500
  Officer and Treasurer                           1997      $81,923        --          --           10,000

Dean N. Thomas                                    1999      $75,000    $51,881         --           50,000
  Senior Vice President - Sales and               1998      $73,654    $39,361         --           20,000
  Marketing                                       1997      $75,000    $18,500         --           10,000

N. Gene Criss                                     1999        --           --        $65,000 (3)    30,000
  Director                                        1998      $77,705        --        $48,750        240,000
                                                  1997      $125,000       --        $20,000        60,000


-------------------------

(1) Salary and bonus payments include voluntary salary reduction contribution to the Company's 401(k) Savings Plan.

(2)  Amounts paid as director fees unless otherwise indicated.

(3) Mr. Criss joined the Company in November 1992 and became a director in August 1993. Mr. Criss resigned as President and Chief Executive Officer in June 1998, at which time he entered into a consulting agreement with the Company under which he receives $65,000 per year.

Option Grants in Last Fiscal Year

         The Committee approved the following stock option grants for the executive officers during fiscal year 1999.


                                                                                   Potential Realizable Value at
                           Number of      Percent of                               Assumed Annual Rates of Stock
                          Securities     Total Options                             Price Appreciation for Option
                          Underlying      Granted to                                           Term
                            Options      Employees in     Exercise    Expiration
         Name             Granted (1)     Fiscal Year      Price         Date           5%              10%
---------------------------------------------------------------------------------------------------------------
Wirt D. Walker, III         25,000                4%         $1.75     4/25/02        $6,896           $14,481
                            100,000              14%         $1.50     9/05/02        $23,644          $49,650
                            20,000                3%         $1.38     12/20/04       $7,598           $16,789
                            ------                --
                            145,000              21%

Stephen R. Buren            25,000                4%         $1.75     4/25/02        $6,896           $14,481
                            50,000                7%         $1.50     9/05/02        $11,822          $24,825
                            ------                --
                            75,000               11%

Dean N. Thomas              25,000                4%         $1.75     4/25/02        $6,896           $14,481
                            25,000                4%         $1.50     9/05/02        $5,911           $12,413
                            ------                --
                            50,000                7%


---------------------
(1) Each option is non-transferable; vests as to 33% of the shares covered by such option over three years, commencing on the first anniversary of the date of issuance; is canceled prior to vesting in the event the holder either resigns from the Company or is terminated for justifiable cause; and is void after the date listed under the heading "Expiration Date." The exercise price of the stock subject to options was equal to the market value on the date of grant. The number of shares issuable upon exercise of each option is subject to adjustment subsequent to any stock dividend, split-up, recapitalization or certain other transactions.

         During 1999, Messrs. Walker, Al Sabah and Criss, directors of the Company, were each granted an option to purchase 20,000 shares of Common Stock pursuant to the 1993 Stock Option Plan.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and holders of more than ten percent of the Company's Common Stock to file reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1998, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16 (a) filing requirements.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table shows the number of shares of Common Stock acquired by the executive officers upon the exercise of stock options during fiscal 1999, the net value realized at exercise, the number of shares of Common Stock represented by outstanding stock options held by each executive officer as of December 31, 1999 and the value of such options based on the closing price of the Company's Common Stock on December 31, 1999, which was $1.38.

                                                                    Number of Securities      Value of Unexercised
                                                                   Underlying Unexercised   In-the-Money Options at
                                                                 Options at FY End (#) (1)       FY End ($) (2)
                                                                 ----------------------------------------------------
                             Number of Shares
                               Acquired on           Value              Exercisable/              Exercisable/
           Name                Exercise (#)      Realized ($)          Unexercisable             Unexercisable
           ----                ------------      ------------          -------------             -------------
Wirt D. Walker, III                 --                --                85,000/215,000               $-/$-
Stephen R. Buren                    --                --                 24,167/93,333               $-/$-
Dean N. Thomas                      --                --                 23,334/66,666               $-/$-


--------------------------

(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1994 through 1999 and are exercisable on various dates beginning in 1999 and expiring in 2004.

(2) Represents the difference between the exercise price and $1.38, which was the December 31, 1999 closing price. Stock option exercise prices range from $1.38 to $5.25.


          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed of N. Gene Criss and Mishal Yousef Saud Al Sabah. The Committee is charged with the responsibility for reviewing the performance and approving the compensation of key executives and for establishing general compensation policies and standards for reviewing management performance. The Committee also reviews both corporate and key executive performance in light of established criteria and goals and approves individual key executive compensation.

Compensation Philosophy

         The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive with similarly sized companies and to create incentives for excellent performance by providing executives with the opportunity to earn additional remuneration linked to the Company's profitability. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations and to create value for stockholders. It is also the Company's policy to encourage share ownership by executive officers and non-employee directors through the grant of stock options.

Components of Compensation

         The compensation package of the Company's executive officers consists of base annual salary, participation in the Company's Profit Sharing Plan and stock option grants.

         At executive levels, base salaries are reviewed but not necessarily increased annually. Base salaries are fixed at levels slightly below competitive amounts paid to individuals with comparable qualifications, experience and responsibilities engaged in similar businesses as the Company, based on the experience of the Committee members, directors and employees of the Company within the aviation industry.

         The Company has adopted a Profit Sharing Plan which is intended to advance the interests of the Company by providing eligible employees with an annual incentive to increase the productivity of the Company. Unless the Board of Directors determines otherwise prior to the end of a fiscal year, the Profit Sharing Plan provides for payment to selected employees of an aggregate of 10% of the consolidated pre-tax profits of the Company for the fiscal year. The Compensation Committee administers the Profit Sharing Plan and selects the employees who will receive profit sharing awards. Profit sharing awards are based upon an employee's salary, level of responsibility and attainment of performance goals and objectives. Profit sharing awards are paid as soon as practicable following the end of the fiscal year.

         The Company uses stock options both to reward past performance and to motivate future performance, especially long-term performance. The Committee believes that through the use of stock options, executive interests are directly tied to enhancing shareholder value. Stock options are granted at fair market value as of the date of grant and generally have a term of three to five years. The options vest 33% per year, beginning on the first anniversary date of the grant. The stock options provide value to the recipients only when the market price of the Company's Common Stock increases above the option grant price and only as the shares vest and become exercisable.

         Section 162(m) of the Internal Revenue Code, which provides for a $1,000,000 limit on the deductibility of compensation, presently is not applicable to the Company. The Committee will review its policy with respect to
Section 162(m) when and if the section is applicable in the future.

Compensation of Chief Executive Officer

         The Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy set forth above. The Committee's approach in setting the Chief Executive Officer's base compensation, as with that of the Company's other executives, is to be competitive with other companies within the industry, taking into consideration company size, operating conditions and compensation philosophy and performance. Mr. Walker's base salary was not increased during fiscal 1999. Mr. Walker's fiscal 1999 incentive compensation was earned under the same performance criteria that were described previously in this report. He was granted options to purchase a total of 145,000 shares of the Company's common stock during fiscal 1999, of which 20,000 shares represents the automatic grant to directors.

                                 COMPENSATION COMMITTEE


                                 N. Gene Criss
                                 Mishal Yousef Saud Al Sabah

                                  PROPOSAL TWO

                       AMENDMENT OF 1993 STOCK OPTION PLAN

Introduction

         The Board of Directors of the Company has unanimously approved a resolution, subject to shareholder approval, approving an amendment to the Company's 1993 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued pursuant to stock options granted thereunder by 750,000 shares. Before giving effect to the proposed amendment, 77,069 shares of Common Stock remain available for issuance pursuant to the Plan.

         The  Board  of  Directors  recommends  that  shareholders  vote for the amendment of the Plan. The Board believes the Plan provides a means for key employees and directors upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business to increase their personal ownership interest in the Company. It is believed that such incentive awards will further the identification of directors' and key employees' interests with those of the Company. No determination has been made as to the amount of options to be granted to any individual.

         A summary of the Company's 1993 Stock Option Plan follows.

Eligibility

         All employees of the Company or any parent or subsidiary of the Company whom the Committee determines to be key employees are eligible to receive stock options under the Plan. The Company estimates that it currently has approximately fifteen such employees (three of whom are officers).

         The Plan also provides that both employee directors and non-employee directors are eligible for automatic grants of options. A non-employee director is eligible to receive an option under the Plan if such director is not otherwise an employee of the Company or any subsidiary and was not an employee of the Company or subsidiary for a period of at least one year before the date of grant of an option under the Plan. Three members of the Board presently qualify for the automatic grant of options under the Plan.

Administration

         The Plan will be administered by the Compensation Committee, which is comprised of at least two directors of the Company who are not eligible for discretionary grants of options under the Plan or any similar plan of the Company. In addition to having general supervisory and interpretive authority over the Plan, the Committee determines, upon the recommendation of management and subject to the terms and limits of the Plan, the employees, if any, to whom options will be granted, the time at which options are to be granted, the number of shares to be subject to each option, and the terms and conditions of exercise of options.

Award of Stock Options

         Employees. Options to purchase shares of Common Stock granted to employees under the Plan may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Code Section 422, while nonstatutory stock options do not. The exercise price of shares of Common Stock covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. The option price of Common Stock covered by a nonstatutory stock option granted to an employee may not be less than 85% of the fair market value of the Common Stock on the date of grant.

         An incentive stock option shall be exercisable in any calendar year only to the extent that the aggregate fair market value (determined at the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000.

         Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for incentive stock options shall in all events not be more liberal than certain restrictions set forth in the Plan.

         Directors. Each eligible non-employee director and employee director of the Company on the effective date of the Plan, and subsequently on each anniversary of the effective date of the Plan, automatically will receive an option to purchase 20,000 shares of Common Stock. Eligible directors may receive multiple annual automatic grants of options pursuant to the terms of the Plan.

         The terms and conditions that apply to each such automatic grant shall be as follows: (a) the exercise price per share of Common Stock covered by each such option shall be equal to the fair market value on the date of grant; (b) the option by its term shall expire five years after the date of grant; (c) each option shall be exercisable ratably over three years in increments of 33 1/3% per year commencing on the first anniversary of the date of grant; (d) the option may be exercised by one of the methods described in "Exercise of Options"; and (e) all other terms and conditions applicable to the holding and exercise of the option shall conform to the Company's then current form of option agreement to the extent not inconsistent with the terms of the Plan applicable to incentive stock options.

General

         If a stock option is canceled, terminates or lapses unexercised, any unissued shares allocable to such option may be subjected again to an option. The Committee is expressly authorized to make an award to a Plan Participant (other than a non-employee director) conditioned upon the surrender for cancellation of an existing stock option.

         Adjustments will be made in the number of shares which may be issued under the Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or options for the purchase of Company Common Stock or preferred stock.

Exercise of Options

         Generally, an option may only be exercised by payment of the full purchase price in cash. If the option so provides, the option may be exercised by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. An option may be exercisable on or after the date of grant.

Transferability of Stock Options

         No option may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or the participant's guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the participant's rights under the Plan.

Amendment of the Plan and Stock Options

         The Board of Directors may amend the Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the Plan, or (iii) materially modify the requirements of eligibility for participation in the Plan. Stock options granted under the Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

Federal Income Tax Consequences

         An employee or director will not incur federal income tax when he or she is granted a stock option.

         Upon exercise of a nonstatutory stock option, an employee or director generally will recognize ordinary income (which in the case of an employee is subject to income tax withholding by the Company) equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax. Non-employee directors are not granted incentive stock options under the Plan.

         The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of nonstatutory options or the sale or other impermissible disposition of an incentive stock option before the applicable holding period has expired.

         Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements as to employees; however, tax legislation, enacted August 10, 1993, generally imposes a $1,000,000 limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of its chief executive officer and its four most highly paid officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director requirements are satisfied. Because of certain interpretational issues under the statutory provisions, and in the absence of Internal Revenue Service regulations, there can be no assurance that any of the options granted under the Plan will qualify for this exception. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.

Vote Required

         Approval of the proposal to amend the Plan requires the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting.

         The Board of Directors recommends that you vote "FOR" the proposal to amend the 1993 Stock Option Plan.

                                PERFORMANCE GRAPH

         The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five year shareholder returns on an indexed basis with (i) a broad equity market index and (ii) either an industry index or peer group. The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market-US Index and the Standard & Poor's Aerospace/Defense Industry Index. Total return for the purpose of this graph assumes reinvestment of all dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Graph produced by Research Data Group.


                                                      Cumulative Total Return
                                     12/94           12/95             12/96        12/97       12/98       12/99
Aviation General, Incorporated        100.0          74.36             41.03         48.72       61.54      28.21
NASDAZ Stock Market (U.S.)            100.0          141.33            173.89        213.07      300.25     542.43
S7P Aerospace/Defense                 100.0          165.48            221.35        227.72      174.57     170.06


                              CERTAIN TRANSACTIONS

         The Company extends financing for aircraft and spare parts sold either to Mishal Yousef Al Sabah, a director of the Company, or to Commander International, a Commander Authorized Sales and Service Representative that is owned by Mr. Al Sabah, under a line of credit of $5,000,000. All outstanding advances under this line of credit and accrued interest thereon are due on June 30, 2000. The line of credit bears interest at 1% over the Morgan Guaranty of New York prime rate (9.5% at December 31, 1999), payable quarterly, in arrears. During 1999, the Company sold a used aircraft for $493,000 under this line of credit. Commander International made principle payments of $265,000 and interest payments of $288,132.

         During 1998, the Company purchased debt securities with detachable stock purchase warrants for $1,000,000 from STRATESEC Incorporated. The debt securities carried an interest rate of 10% annually, were due on December 31, 1999 and convertible into common stock of STRATESEC at $8.50 per share. The Company was also issued warrants to purchase 100,000 shares of STRATESEC common stock at an exercise price of $2.50 per share expiring three years from the date of issuance. In February 1999, the Company accepted a prepayment of 80% ($800,000) of the principal amount of the debt securities, in return for which the Company agreed to accelerate the expiration date of the accompanying 100,000 warrants to December 31, 1999, which expired unexercised. The Company converted the remaining $200,000 principal amount of the debt securities into 133,333 shares of STRATESEC common stock at a conversion price of $1.50 per share in September 1999. The Company also purchased, via a private placement transaction, 66,667 shares of STRATESEC common stock at $1.50 per share in November 1999.

         In March 1999 the Company's Board of Directors authorized the purchase of up to 1,000,000 shares of the Company's common stock. The Company purchased a total of 636,334 shares of its common stock from the majority stockholder of the Company at an average price of $1.45 per share pursuant to this authorization. In March 2000, the Company's Board of Directors authorized the additional purchase of up to 2,000,000 shares of the Company's common stock, of which 60,000 shares have been purchased to date from the Company's majority stockholder at an average price of $3.75 per share.

                              INDEPENDENT AUDITORS

         The Board of Directors has approved a resolution retaining Grant Thornton LLP as its independent auditors for fiscal 2000.

         A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                        Xuan T. Ho
                                        Secretary

Dated: May 16, 2000